Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-193014 on Form S-8 of BG Staffing, Inc., of our report dated March 31, 2014, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of BG Staffing, Inc. for the year ended December 29, 2013.

/s/ Whitley Penn LLP

Dallas, Texas

March 31, 2014